Exhibit (a)(1)

CREE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING

OPTIONS FOR NEW OPTIONS

February 14, 2003

This Offer and the right to withdraw options tendered under this Offer expire on March 14, 2003 at 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) unless we extend the Offer.

This document constitutes part of a prospectus relating to the Cree, Inc. Equity Compensation Plan,

Fiscal 2001 Stock Option Bonus Plan and 2001 Nonqualified Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

Cree, Inc. is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Cree common stock with exercise prices greater than $30 per share for new options that we will grant under our Equity Compensation Plan. Eligible employees include all persons holding options eligible to be exchanged pursuant to this Offer who are employees of Cree or one of our subsidiaries from the date this Offer commenced, February 14, 2003, until the date the tendered options are canceled, except that members of our Board of Directors and our executive officers are not eligible to participate. By “employees” we mean persons who are receiving pay as an employee and not as a consultant, contractor or other non-employee service provider.

The options eligible to be exchanged pursuant to this Offer are options with exercise prices greater than $30 per share that were granted under either our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan. If you participate in this Offer, you also must tender for exchange all options granted to you under our 2001 Nonqualified Stock Option Plan after September 14, 2002 and before the date the tendered options are canceled, regardless of the exercise price. By electing to participate in this Offer, you will be tendering for exchange all of your options eligible to be exchanged pursuant to this Offer.

Subject to and in accordance with this Offer, we will (i) accept for exchange and cancel all eligible options that are properly tendered and not withdrawn before the expiration date of the Offer and (ii) grant the new options on the first business day that is six months and one day after the date on which the options accepted for exchange are canceled. This Offer currently is scheduled to expire at midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003. Unless we extend the Offer, we expect to cancel options accepted for exchange on March 15, 2003 and to grant the new options on September 16, 2003.

The exercise price per share of the new options will be the fair market value of our common stock on the new option grant date, as determined by the last sales price of our common stock reported by the Nasdaq National Market on the new option grant date. For each canceled option with an exercise price greater than $30 per share, we will grant a new option to purchase a number of shares determined according to the following table, rounded up to the nearest whole share:

Current Exercise Price of Canceled Option	Number of Shares Subject to Canceled Option	Number of Shares Subject to New Option	New Option Shares as % of Canceled Option Shares
$60 or greater	4	1	25%
At least $50 but less than $60	3	1	33 1 / 3%
At least $40 but less than $50	2.5	1	40%
Less than $40 but greater than $30	2	1	50%

For each canceled option granted after September 14, 2002, we will grant a new option to purchase the same number of shares as were covered by the canceled option.

If you participate in this Offer, all of your eligible options will be canceled. To receive new options, you must remain an employee of Cree or one of our subsidiaries from the cancellation date until the date the new options are granted.

The new options will not vest for six months after the new option grant date. Beginning on the date that is six months after the new option grant date, which we refer to as the “vesting resumption date,” the vesting schedule of each new option will be the same as the corresponding canceled option in percentage terms. This means that, on the vesting resumption date, the new option will be vested as to a percentage of the new option shares equal to the percentage of the canceled option shares that would have been vested on that date. After the vesting resumption date, the new option will vest as to any remaining shares on the same dates on which the canceled option would have vested. The new option will vest on each such date with respect to a percentage of the new option shares equal to the percentage of the canceled option shares that would have vested on that date.

Each new option, if not sooner exercised or terminated, will expire on the same date that the corresponding canceled option would have expired.

Participation in this Offer is voluntary. If you do not elect to participate, the terms and conditions of your existing options will remain unchanged. See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before electing to participate.

Shares of our common stock are traded on the Nasdaq National Market under the symbol CREE. On February 13, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $15.21 per share. We recommend that you obtain and evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to participate in this Offer.

Although Cree’s Board of Directors has approved making this Offer, neither Cree nor our Board of Directors makes any recommendation as to whether you should tender your options for exchange. You must make your own decision whether to tender your options for exchange.

IMPORTANT

To participate in the Offer, you must properly complete and sign the Election Form accompanying this Offer to Exchange and deliver the completed Election Form, either by hand delivery to one of the individuals at the addresses listed on page 2 of this document (and on the form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend the Offer.

To withdraw from participation in the Offer after submitting an Election Form, you must properly complete and sign the Notice of Withdrawal accompanying this Offer to Exchange and deliver the completed Notice of Withdrawal, either by hand delivery to one of the individuals at the addresses listed on page 2 of this document (and on the notice form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend this Offer.

You should direct questions about the Offer or requests for additional copies of this Offer to Exchange, the Election Form, the Notice of Withdrawal and other documents relating to this Offer to our Stock Plan Help Desk by telephone at (919) 313-5800, by e-mail addressed to stockplan_helpdesk@cree.com or by mail addressed to Stock Plan Administrator, Cree, Inc., 4600 Silicon Drive, Building 10, Durham, NC 27703.

You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to provide you with different information or to make any recommendation on our behalf. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, we may, at our discretion, take any action necessary for us to make the Offer to option holders in any of those jurisdictions.

SUMMARY TERM SHEET

This summary answers some of the questions that you may have about the Offer. You should carefully read this Offer to Exchange document, the accompanying letter from Charles M. Swoboda dated February 14, 2003 and the accompanying Election Form and Notice of Withdrawal. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other documents mentioned. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of the related topic.

GENERAL QUESTIONS ABOUT THE OFFER

1. What is the Offer?

Cree, Inc. is offering to exchange certain outstanding options held by eligible employees for new options to purchase shares of Cree common stock. We refer to this offer to exchange as the “Offer.” The terms and conditions of the Offer are set forth in this Offer to Exchange document, the accompanying letter from Charles M. Swoboda dated February 14, 2003 and the accompanying Election Form and Notice of Withdrawal.

Subject to and in accordance with this Offer, we will (i) accept for exchange and cancel all eligible options that are properly tendered and not withdrawn prior to the expiration of the Offer and (ii) grant the new options on the first business day that is six months and one day after the date the options accepted for exchange are canceled. In this Offer, we refer to the date on which we cancel the options accepted for exchange as the “cancellation date” and to the date on which we grant the new options as the “new option grant date.”

Unless we extend the Offer, we expect to cancel options accepted for exchange on March 15, 2003 and to grant the new options on September 16, 2003. The exercise price per share of the new options will be the fair market value of our common stock on the new option grant date, as determined by the last sales price of our common stock reported by the Nasdaq National Market on the new option grant date. (Sections 1 and 3)

2. Why is Cree making this Offer?

We believe that granting stock options can help retain and motivate our employees to perform at high levels and provide an effective means of encouraging continued employee contributions to our success. However, many of our outstanding options are significantly “underwater,” meaning that they have exercise prices higher than the current and recent market prices of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees. By making this Offer to exchange eligible options for new options that will have an exercise price equal to the fair market value of the shares on the new option grant date, we intend to provide eligible employees the opportunity to obtain new options that over time may have a greater potential to increase in value. We believe this will create better retention and performance incentives for eligible employees and, as a result, help maximize shareholder value. (Section 5)

3. Who is eligible to participate?

You are eligible to participate in this Offer if you are an eligible employee. “Eligible employees” are all persons holding options eligible to be exchanged pursuant to the Offer who are employees of Cree or one of our subsidiaries from the date this Offer commenced, February 14, 2003, until the cancellation date, except that members of our Board of Directors and our executive officers are not eligible to participate in the Offer. By “employees” we mean persons who are receiving pay as an employee and not as a consultant, contractor or other non-employee service provider. (Section 2)

To receive a new option in exchange for a canceled option, you must also remain an employee of Cree or one of our subsidiaries from the cancellation date until the new option grant date. (Section 3)

4. Are employees outside of the United States eligible to participate?

No. None of our employees currently residing outside of the United States hold options eligible to be exchanged under the Offer and we have, therefore, limited the Offer to domestic employees. (Section 2)

5. What securities are we offering to exchange?

The options eligible to be exchanged pursuant to this Offer are all outstanding, unexercised options to purchase shares of our common stock that have an exercise price greater than $30 per share and were granted under either our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan. In addition, if you participate in this Offer, you also must tender for exchange all options granted to you under our 2001 Nonqualified Stock Option Plan after September 14, 2002 and before the cancellation date, regardless of the exercise price. We will grant all of the new options under our Equity Compensation Plan. (Section 2 and 3)

As of February 12, 2003, options to purchase 15,148,943 shares of our common stock were outstanding under our stock option plans and under options that we assumed in an acquisition. Of the total options outstanding, options to purchase approximately 3,479,778 of our shares, constituting approximately 23% of the options outstanding, are eligible to be tendered in the Offer. (Section 12)

6. What is the deadline to elect to participate in the Offer?

The deadline to elect to participate in the Offer is 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 unless we extend the Offer. We refer to the date and time at which this Offer expires as the “expiration date.” (Section 4) If we extend the expiration date we will make an announcement of the extension no later than noon Eastern Time (9:00 a.m. Pacific Time) on the next business day following the previously scheduled expiration date. (Section 18)

QUESTIONS ABOUT ELECTIONS TO PARTICIPATE

7. How do I elect to participate in the Offer?

To participate in the Offer, you must properly complete and sign the Election Form accompanying this Offer to Exchange and deliver the completed Election Form, either by hand delivery to one of the individuals at the addresses listed below (and on the form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend the Offer:

Durham, NC Site— Building 1	Durham, NC Site— Building 10	Sunnyvale, CA Site	Goleta, CA Site
Laura Munden Human Resources Cree, Inc. 4600 Silicon Drive Building 1 Durham, NC 27703	Tamara Cappelson Stock Plan Administration Cree, Inc. 4600 Silicon Drive Building 10 Durham, NC 27703	Naheed Moon-Sears Human Resources Cree Microwave, Inc. 160 Gibraltar Court Sunnyvale, CA 94089	Susan LeRoy Administration Cree Lighting Company 340 Storke Road Goleta, CA 93117

We reserve the right to reject options tendered pursuant to Election Forms that we determine were not timely received, not properly completed or are unlawful to accept. Otherwise, we will accept for exchange all eligible stock options for which we timely receive a properly completed Election Form that is not withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all such options on March 15, 2003. (Section 6)

8. What happens if I choose not to participate in the Offer or if my options are not accepted for exchange?

If you do not elect to participate in the Offer your existing options remain outstanding and retain their current exercise price, vesting schedule and other terms and conditions. If you elect to participate, we will accept all of your duly tendered eligible options for exchange under the Offer if we accept options from any option holder pursuant to the Offer. (Section 8)

9. How do I withdraw my election to participate in the Offer if I change my mind?

To withdraw from participation in the Offer after submitting an Election Form, you must properly complete and sign the Notice of Withdrawal accompanying this Offer to Exchange and deliver the completed Notice of Withdrawal, either by hand delivery to one of the individuals at the addresses listed in the answer to Question 7

(and on the notice form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend this Offer. In addition, if we do not accept your options for exchange on or before April 11, 2003 (the 40th business day from the commencement of the Offer), you may withdraw your eligible options at any time thereafter, beginning at 12:01 a.m. Eastern Time on April 12, 2003, until they are accepted and canceled.

Once you have withdrawn, you may re-elect to participate in the Offer only by again following the election procedure described in the answer to Question 7. You can obtain another Election Form to make this new election to participate from one of the individuals listed in the answer to Question 7. (Section 7)

10. If I elect to participate, when will my canceled options be removed from E*TRADE OptionsLink?

Each employee can view information regarding his or her outstanding stock options on the Internet at E*TRADE OptionsLink (http://www.optionslink.com). After you submit your election to participate, your options eligible for the Offer will continue to appear in your E*TRADE OptionsLink account until the cancellation date. If you attempt to exercise any of these options without first withdrawing your election, we will block the transaction and you will be responsible for any resulting costs or liabilities. (Section 6)

11. Will participation in the Offer preclude me from receiving other options?

Yes. Participants in the Offer cannot be granted options under any of our stock option plans for six months after the cancellation date. (Section 8)

12. If I participate, will I be eligible for a grant in the next Annual Stock Option Program?

Yes, if the Annual Stock Option Program or ASOP is continued without material change and you are otherwise eligible to be considered for a grant under that program. The ASOP refers to the program under which we awarded options, under the Equity Compensation Plan and the 2001 Nonqualified Stock Option Plan, to broad groups of employees in September 2001 and September 2002 based in part on the employees’ contributions during the prior fiscal year. If we continue to award ASOP grants, we expect that the next ASOP grant date will be no earlier than the new option grant date under the Offer. However, the Compensation Committee of the Board of Directors annually reevaluates, typically around the end of the fiscal year, whether to continue authorization for the ASOP grants and, if so, under what guidelines and on what terms. There is no assurance that ASOP grants will be awarded in the future or the amount or terms of any ASOP grants that may be awarded or, if awarded, that you will receive an ASOP grant. (Section 8)

13. Does Cree plan to make any company-wide option grants between the cancellation date and the new option grant date?

No. We currently do not anticipate making any company-wide option grants before the new option grant date. (Section 8)

14. Are there any tax consequences to my participation in the Offer?

If you participate in the Offer, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other nonqualified option grant. Those consequences are described in Section 17 of the Offer to Exchange. If you do not elect to participate, the terms and conditions of your options will remain unchanged and we do not believe there will be any change in the tax consequences of the existing options. (Section 17)

We recommend that you consult your own tax and financial advisors with respect to the federal, state and local tax consequences of participating in the Offer in your particular circumstances.

15. How should I decide whether or not to participate in the Offer?

The decision whether or not to participate in the Offer must be your own decision, taking into account your own personal circumstances and preferences. (Section 5)

16. What do Cree and Cree’s Board of Directors think of the Offer?

Our Board of Directors authorized us to make the Offer to eligible employees, but neither Cree nor the Board of Directors makes any recommendation as to whether you should elect to participate. Participation in the Offer is voluntary, and you must make your own decision whether to participate. (Section 5)

17. What if my Cree employment ends after I have my tendered my options?

If your employment with us terminates prior to the expiration of this Offer, your tendered options will automatically be withdrawn and you may thereafter exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which the options remain exercisable following your termination, as provided in the relevant stock option agreement and notice of grant. (Section 7)

If your employment with us terminates at any time after the cancellation date though the new option grant date you will not receive new options under the Offer or any other consideration in exchange for your canceled options. (Sections 3 and 8)

18. What are the conditions to the Offer?

This Offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible employees electing to participate. However, the Offer is subject to a number of other conditions described in Section 9 with regard to events that could occur prior to the expiration date of this Offer. We may terminate or amend the Offer, or postpone our acceptance and cancellation of any tendered options, by giving notice to the option holders if any of these events occur prior to the expiration date of the Offer. These events include, among other things, a change in accounting principles, a lawsuit challenging this Offer or a third-party tender offer for our common stock or other acquisition proposal. (Section 9)

We also expressly reserve the right, in our discretion and regardless of whether any of the events described in Section 9 has occurred:

•	to extend the expiration date, and thereby delay the acceptance of any options tendered for exchange, by giving notice of such extension to option holders; and
•	to amend the Offer in any respect. (Section 18)

QUESTIONS ABOUT THE OPTIONS TO BE CANCELED

19. When will my tendered options be canceled if I elect to participate in the Offer?

If you elect to participate in the Offer, your eligible options will be canceled on the date we accept them for exchange. Unless we extend the Offer, we expect to accept for exchange and thereby cancel all tendered options on March 15, 2003. (Section 8)

20. How will I know if my tendered options have been accepted by Cree?

For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give notice to the participating option holders of our acceptance of such options for exchange. We may give this notice of acceptance by mail, inter-office memorandum, e-mail or by posting it on the home page of our intranet. (Section 8)

21. Which of my options will be canceled if I participate?

If you participate in the Offer, all of your outstanding eligible options, both vested and unvested, that have an exercise price greater than $30 per share will be canceled following expiration of the Offer and our acceptance of such options for exchange. In addition, all of your outstanding options, both vested and unvested, that were granted to you after September 14, 2002 and before the cancellation date will be canceled, regardless of the exercise price. (Section 8)

22. Can I elect to exchange only some of my eligible options?

No. The decision to participate is an all-or-nothing election. If you participate, all of your options eligible for the Offer that we accept for exchange will be canceled. (Section 8)

23. Why do options granted after September 14, 2002 have to be exchanged?

Under current interpretations of the applicable accounting rules, if an option holder retained any option granted within six months before or after an option with a higher exercise price is canceled, we believe we would be required to account for the retained option under variable accounting rules, which could require us to record additional compensation expenses each quarter depending on changes in the market price for our stock. To avoid these unfavorable accounting consequences, we are requiring employees who participate in the Offer to exchange all options, if any, granted within six months before the cancellation date. (Section 5)

24. Can I exchange options that I have partially exercised?

If you have partially exercised an eligible option, the remaining unexercised portion of the outstanding option will be tendered for exchange if you elect to participate in the Offer. (Section 2)

25. If I elect to participate in the Offer, what will happen to my options that are exchanged?

If you elect to participate, we will cancel all of your eligible options that are accepted for exchange and you will no longer have any rights under those options. Shares subject to canceled options that were originally granted under the Equity Compensation Plan will be returned to the Equity Compensation Plan and will be available for future option grants under that plan. Shares subject to canceled options that were originally granted under our Fiscal 2001 Stock Option Bonus Plan or our 2001 Nonqualified Stock Option Plan will not available for future grants under those plans since both of those plans have been terminated as to future grants. (Section 14)

26. Will I receive anything in writing, other than this Offer to Exchange, to evidence Cree’s obligation to grant me a new option for my canceled option?

Yes. For each canceled option, we will send you a document entitled “Promise to Grant Stock Option” by mailing it within ten business days after the cancellation date to your residence address then shown on our records. The Promise to Grant Stock Option will evidence Cree’s binding commitment to grant to you a new option, subject to and in accordance with the terms of this Offer, provided that you remain an employee of Cree or one of our subsidiaries from the cancellation date until the new option grant date. (Section 8)

QUESTIONS ABOUT THE NEW OPTIONS TO BE GRANTED

27. When will Cree grant the new options?

We will grant the new options on the first business day that is six months and one day after the date we cancel the options accepted for exchange, except as described in this paragraph.

If granting the new options is then prohibited by law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject, we will grant the new options on the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the cancellation date, our obligation to grant the new options will end.

Unless we extend the Offer, we expect to cancel options accepted for exchange on March 15, 2003 and to grant the new options on September 16, 2003. (Section 3)

28. How many new option shares will I receive in exchange for my eligible options that are canceled?

For each canceled option with an exercise price greater than $30 per share, we will grant a new option to purchase a number of shares determined according to the following table, rounded up to the nearest whole share:

Current Exercise Price of Canceled Option	Number of Shares Subject to Canceled Option	Number of Shares Subject to New Option	New Option Shares as % of Canceled Option Shares
$60 or greater	4	1	25%
At least $50 but less than $60	3	1	33 1 / 3%
At least $40 but less than $50	2.5	1	40%
Less than $40 but greater than $30	2	1	50%

For each canceled option granted after September 14, 2002, we will grant a new option to purchase the same number of shares as were covered by the canceled option.

For example, if the canceled option were for 1,500 shares at an exercise price of $60 per share or greater, the new option would be granted for 375 shares. If the canceled option were instead for 1,500 shares with an exercise price of at least $50 but less than $60 per share, the new option would be granted for 500 shares. For a canceled option covering 1,500 shares with an exercise price of at least $40 but less than $50 per share, the new option would be granted for 600 shares. If the canceled option were for 1,500 shares and had an exercise price of less than $40 but more than $30 per share, the new option would be granted for 750 shares.

No options to purchase fractional shares will be granted. If the number of shares subject to a new option would include a fraction of a share, the total number of shares covered by the new option will be rounded up to the nearest whole share. For example, if you exchange an option to purchase 1,000 shares at an exercise price of $52 per share, the new option will be for 334 shares, rounded up from 333.33 shares. (Section 3)

29. Under which plan and form of option agreement will the new options be granted?

The new options will be granted under our Equity Compensation Plan and will be nonqualified stock options. Each new option will be subject to the terms and conditions of the Equity Compensation Plan and the Master Stock Option Award Agreement you previously signed. The number of shares, vesting schedule and expiration date of each new option will be set forth in a written Notice of Grant issued pursuant to and as part of the Master Stock Option Award Agreement. We will send you the Notice of Grant within ten business days after the new option grant date by mailing it to your residence address shown on our records. You must sign the Notice of Grant and return it to Cree’s Stock Plan Administrator before we will permit exercise of the new option. The Notice of Grant, together with the Master Stock Option Award Agreement and the Equity Compensation Plan, will constitute the agreement between you and Cree regarding the terms and conditions applicable to the new option. (Section 3)

30. How will the terms and conditions of the new options differ from the canceled options?

Except for the number of shares, vesting schedule and differences noted in the answer to this Question, the terms and conditions of each new option will not differ materially from the corresponding canceled option.

The new options and the options eligible to be exchanged in this Offer that were granted prior to February 1, 2001 will differ with respect to certain terms applicable in case of an acquisition or other “Change in Control” of Cree, as defined in the Equity Compensation Plan. The new option terms will provide in substance that the option becomes fully vested and exercisable upon a Change in Control, provided the option holder is then employed with Cree or one of our subsidiaries, except that the option will not become exercisable if and to the extent it is cashed out by Cree in accordance with the plan or is assumed by one of the surviving entities of the transaction. Under the terms applicable to eligible options granted prior to February 1, 2001, the option would become fully vested and exercisable, except to the extent cashed out by Cree pursuant to the plan, without regard to whether it was assumed by one of the surviving entities in the transaction.

In addition, the new options and the options eligible for exchange that were granted prior to October 1, 2000 will differ with respect to certain terms that were not part of the pre-October 2000 option terms and that were added in the Master Stock Option Award Agreements first introduced in October 2000. All employees eligible to participate in this Offer have previously signed Master Stock Option Award Agreements. These Master Stock Option Award Agreements apply to eligible options that were granted on or after October 1, 2000 and will also apply to the new options. Eligible options granted prior to October 1, 2000 were granted under individual stock option award agreements and are not subject to the Master Stock Option Award Agreement.

The only substantive difference between the Master Stock Option Award Agreement you signed and the terms applicable to eligible options granted prior October 1, 2000 is the “detrimental activity” clause added by the Master Stock Option Award Agreement. In substance, the “detrimental activity” clause allows the Compensation Committee of the Board of Directors to terminate or otherwise restrict exercise of the unexercised portion of an option and if you engage in conduct defined as “detrimental activity” in the agreement, to rescind certain exercises and require you to pay Cree the amount of any gain realized as a result of the rescinded exercises. Please refer to your Master Stock Option Award Agreement for the definition of “detrimental activity.” To obtain a copy of your Master Stock Option Award Agreement, contact Cree’s Stock Plan Administrator at the address given in the answer to Question 39. (Section 11)

31. What will be the exercise price of the new options?

The exercise price of the new options will be equal to the fair market value of our common stock on the new option grant date, as determined by the last sales price of our common stock reported by the Nasdaq National Market on the new option grant date. (Section 3)

32. If the exercise price of my new option is higher than that of my canceled option, can I revert back to my original option with its lower exercise price?

No. Once eligible options have been canceled, they cannot be re-granted or otherwise restored. (Section 14)

IMPORTANT: The new options you receive may have a higher exercise price than the options you elect to exchange by participating in the Offer. Because the market price of our stock is volatile and the new option grant date will be more than six months after the cancellation date of the options accepted for exchange, you should carefully consider your choice of whether to participate in light of the exercise price of your eligible options and your assumptions of the future market price of our stock. We recommend that you obtain and evaluate current market quotes for our stock before deciding whether to participate in the Offer. (Section 10)

33. What will be the vesting schedule of the new options?

The new options will not be vested or exercisable to purchase any shares for six months following the new option grant date. Beginning on the date that is six months after the new option grant date, which we refer to as the “vesting resumption date,” the vesting schedule of each new option will be the same as the corresponding canceled option in percentage terms.

This means that, on the vesting resumption date, the new option will be vested to purchase a percentage of the new option shares equal to the percentage of the canceled option shares that would have been vested on that date. After the vesting resumption date, the new option will vest as to any remaining shares on the same dates on which the canceled option would have vested. The new option will vest on each such date with respect to a percentage of the new option shares equal to the percentage of the canceled option shares that would have vested on that date.

For example, if the canceled option would have been 100% vested on the vesting resumption date, the new option will be 100% vested on the vesting resumption date. As another example, suppose that on the vesting resumption date the canceled option would have been vested to purchase 80% of the shares originally subject to the option and would have vested with respect to the remaining 20% of the shares three months later. In this case the new option will vest, on the vesting resumption date, with respect to 80% of the new option shares and will vest as to the remaining 20% three months later. (Section 3)

34. Can I have an example of how the vesting schedule works?

The following is an example for a hypothetical employee. Your situation most likely differs in significant respects.

Illustration Comparing Vesting Schedule of Canceled and New Options

Canceled Option:
Grant date:	July 3, 2000
Shares currently subject to option:	1,000 shares
Exercise price:	$71.53
Original vesting schedule:

20% (200 shares) vested July 3, 2001

20% (200 shares) vested July 3, 2002

20% (200 shares) are scheduled to vest July 3, 2003

20% (200 shares) are scheduled to vest July 3, 2004

20% (200 shares) are scheduled to vest July 3, 2005

New Option:
New option grant date:	September 16, 2003 (assumed for illustration only)
Shares subject to new option:	250 shares
Exercise price:	Last reported sale price on September 16, 2003
New vesting schedule:	60% (150 shares) on March 15, 2004 (the vesting resumption date) 20% (50 shares) on July 3, 2004 20% (50 shares) on July 3, 2005

Note that the number of shares vesting on March 15, 2004 corresponds to the first three installments of the original grant and reflects the 6-month period following the new option grant date during which the new option is not vested.

35. When will I see the new options at E*TRADE OptionsLink?

If you are granted new options, we anticipate that you will be able to view information regarding your new options in your E*TRADE OptionsLink account within five business days after the new option grant date. (Section 8)

36. Are there circumstances under which I would not be granted new options?

Yes. If, for any reason, your employment with Cree or one of our subsidiaries does not continue from the cancellation date until the new option grant date, you will not receive any new options even though your eligible options have been canceled. You will not receive a new option or any other compensation for a canceled option if your employment does not continue until the new option grant date, whether the termination is voluntary or involuntary, for any reason or no reason, or results from your death or disability.

Your participation in the Offer does not guarantee your employment. Your employment relationship with us or one of our subsidiaries may be terminated at any time by either you or us, with or without cause or notice, subject to the laws applicable to your employment relationship and to any employment agreement you have with Cree or our subsidiaries.

In addition, even if you elect to participate and we cancel your eligible options, we will not grant new options to you if the grant is prohibited by law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the cancellation date, our obligation to grant the new options will end. We are not presently aware of any circumstances under which we would be prohibited from granting the new options. (Section 3)

37. What if another company acquires us in a merger or stock acquisition?

It is possible, though not anticipated, that we might enter into an agreement providing for a merger, consolidation or acquisition. The Promise to Grant Stock Option that we will provide to you after the cancellation of your eligible options will evidence our binding commitment to grant you a new option, and we intend that any successor to Cree in an acquisition be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option. However, the type of security and the number of shares covered by each new option may be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new options would have an exercise price equal to the fair market value of the successor’s stock on the new option grant date. As a result of such an adjustment, you may receive options for more or fewer shares of the successor’s stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred. (Section 11)

38. After the grant of my new options, what happens if my options again end up “underwater”?

We do not plan to offer another option exchange program in the future. Our option grants made since May 1, 2001 extend for a maximum term of seven years from the grant date, and our prior option grants were for a maximum term of ten years from the grant date. Although we provide no predictions or assurances about the future price of our stock, we believe the long-term nature of options we grant normally provides sufficient opportunity for employees to realize significant value from the options even though the options may be “underwater” for long periods of time. In deciding to make this Offer, however, we recognized that the market movements of the past few years have been extraordinary and have substantially reduced the incentive value of many of our outstanding options, particularly those granted between January 2000 and February 2001. (Section 5)

39. Who can I talk to if I have questions about the Offer to Exchange or need additional copies of the Offer documents?

You should direct questions about the Offer or requests for copies of this Offer to Exchange, the Election Form, the Notice of Withdrawal and other documents relating to the Offer to our Stock Plan Help Desk by telephone at (919) 313-5800, by e-mail addressed to stockplan_helpdesk@cree.com or by mail addressed to Stock Plan Administrator, Cree, Inc., 4600 Silicon Drive, Building 10, Durham, NC 27703. (Section 1)

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
TABLE OF CONTENTS		9
RISKS OF PARTICIPATING IN THE OFFER		9
The Offer		11
1.	General Terms	11
2.	Eligibility	11
3.	New Options—Type, Amount and Terms	12
4.	Expiration Date	14
5.	Purpose of the Offer	14
6.	Procedures for Electing to Participate	16
7.	Withdrawal Rights	17
8.	Acceptance of Options for Exchange	18
9.	Conditions of the Offer	19
10.	Price Range of Common Stock Underlying the Options	21
11.	Source and Amount of Consideration; Material Differences; Adjustments Upon Certain Events	22
12.	Information Concerning Cree	23
13.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	24
14.	Status of Options We Acquire in the Offer	25
15.	Accounting Treatment	25
16.	Legal Matters; Regulatory Approvals	25
17.	Material Tax Consequences	25
18.	Extension of the Offer; Termination; Amendment	26
19.	Fees and Expenses	27
20.	Additional Information	27

RISKS OF PARTICIPATING IN THE OFFER

Participation in the Offer involves a number of risks, including the material risks highlighted below. Investments in our common stock are also subject to a number of risks, including those discussed under the heading entitled “Certain Business Risks and Uncertainties” in Exhibit 99.1 of Cree’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002. You should carefully consider these risks and are encouraged to discuss them with your financial and tax advisors before deciding to participate in the Offer.

In addition, this Offer to Exchange and our filing with the Securities and Exchange Commission referred to above include “forward-looking statements.” When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the Securities and Exchange Commission, including the report referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

➢	The new options may have an exercise price greater than the exercise price of your existing options.

The new options may have a higher exercise price than some or all of your existing options. For example, if you tender an option with a $32 exercise price, and Cree’s stock appreciates to $35 at the new option grant date, your new option will have a higher exercise price than the canceled option. Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until at least six months and one day after the date options tendered in the Offer are accepted and canceled. The exercise price of the new options will be equal to the fair market value on the new option grant date. As a result, we are unable to predict the exercise price of the new options. You should carefully consider your choice of whether to participate in the Offer in light of your eligible options and your assumptions of the future market price of our stock.

➢	If you participate in the Offer, you will not be eligible to receive any additional option grants until September 16, 2003, at the earliest.

Employees of Cree and our subsidiaries generally are eligible to receive option grants at any time that our Board of Directors or the Compensation Committee approves the options for grant. However, if you participate in the Offer you will not be eligible to receive any additional option grants until September 16, 2003, at the earliest.

➢	If for any reason you are not employed by Cree or one of our subsidiaries from the cancellation date of your existing options until the new option grant date, you will neither receive a new option nor have any of your canceled options returned to you.

Once we cancel your eligible options that you tender for exchange, all of your rights under the canceled options terminate. Accordingly, if your employment with us or our subsidiaries terminates for any reason before the grant of the new options, you will not have the benefit of the canceled options or any new options. This includes termination of your employment by you for any reason, or as a result of your death, or by us, whether with or without cause or notice, or as a result of a reduction-in-force or another company acquiring Cree.

Participation in the Offer does not guarantee your employment. Your employment relationship may be terminated at any time by you or by us or our subsidiary, with or without cause or notice, subject to the laws applicable to your employment relationship and any employment agreement you may have with us or our subsidiaries.

➢	If Cree were acquired by or merged with another company, you might realize greater value from your existing options than from the options you would receive in the Offer.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this Offer and retained their original options.

➢	We will not grant the new options if the grant is prohibited by applicable law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject.

Even if we accept for exchange and cancel your eligible options, we will not grant you new options if the grant would violate applicable law or marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject. If such prohibitions continue for more than a year after the cancellation date, we will no longer be obligated to grant the new options. Although we do not presently anticipate that there will occur any circumstances that would preclude us from granting the new options, such a prohibition could result, for example, from changes in United States laws, laws of the state under which we are incorporated, rules or regulations of the Securities and Exchange Commission, or rules or requirements of the Nasdaq Stock Market, or if you move to a jurisdiction in which we are prohibited or prevented from granting you new options.

THE OFFER

1. General Terms.

Cree, Inc. is offering eligible employees the opportunity to exchange certain outstanding options for new options to purchase shares of Cree common stock that we will grant under our Equity Compensation Plan. We refer to this offer to exchange as the “Offer.” The terms and conditions of the Offer are set forth in this Offer to Exchange document, the accompanying letter from Charles M. Swoboda dated February 14, 2003 and the accompanying Election Form and Notice of Withdrawal.

Subject to and in accordance with this Offer, we will (i) accept for exchange and cancel all eligible options that are properly tendered and not withdrawn prior to the expiration of the Offer and (ii) grant the new options on the first business day that is six months and one day after the date on which the options accepted for exchange are canceled. In this Offer we refer to the date on which we cancel the options accepted for exchange as the “cancellation date” and to the date on which we grant the new options as the “new option grant date.” This Offer commenced on February 14, 2003.

All historical per share amounts in this Offer to Exchange have been appropriately adjusted to reflect subsequent stock splits. For purposes of this Offer a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

You should direct questions about the Offer or requests for copies of this Offer to Exchange, the Election Form, the Notice of Withdrawal and other documents relating to the Offer to our Stock Plan Help Desk by telephone at (919) 313-5800, by e-mail addressed to stockplan_helpdesk@cree.com or by mail addressed to Stock Plan Administrator, Cree, Inc., 4600 Silicon Drive, Building 10, Durham, NC 27703.

2. Eligibility.

    Eligible Employees

The “eligible employees” who may participate in this Offer are all persons holding options eligible to be exchanged pursuant to the Offer who are employees of Cree or one of our subsidiaries from the date this Offer commenced until the cancellation date. Members of our Board of Directors and our executive officers serving as such at any time during which this Offer is outstanding, are not eligible to participate. By “employees” we mean persons who are receiving pay as an employee and not as a consultant, contractor or other non-employee service provider.

Only employees residing in the United State are eligible to participate in this Offer. None of our employees residing outside of the United States on the commencement date of this Offer hold options eligible for exchange under the Offer.

We use “subsidiaries” in this Offer to refer to corporations or other entities that we wholly own or in which we own sufficient interests that the entity is part of the “Company” within the meaning of the Equity Compensation Plan.

    Eligible Options

The “eligible options” that may be exchanged pursuant to this Offer include all outstanding, unexercised options, whether vested or unvested, to purchase shares of our common stock that have an exercise price greater than $30 per share and were granted under either our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan. All such options were granted between January 3, 2000 and February 1, 2001. At the date this Offer commenced, eligible employees held outstanding options to purchase approximately 3,480,178 shares of our common stock at exercise prices greater than $30 per share under our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan.

If you participate in this Offer, you also must tender for exchange, and “eligible options” include, all outstanding, unexercised options, whether vested or unvested, granted to you under our 2001 Nonqualified Stock Option Plan after September 14, 2002 and before the cancellation date, regardless of the exercise price. At the date this Offer commenced, eligible employees held outstanding options to purchase approximately 4,338 shares of our common stock, at various exercise prices, that were granted after September 14, 2002 under our 2001 Nonqualified Stock Option Plan.

By electing to participate in this Offer, you will be tendering for exchange all eligible options you hold, including the remaining unexercised portion of any eligible options you have partially exercised. You cannot elect to exchange only a part of your eligible options.

3. New Options—Type, Amount and Terms.

    Type of Grants

The new options granted pursuant to this Offer will be nonqualified options to purchase our common stock granted under our Equity Compensation Plan. The new options will be nonqualified stock options in that they will not satisfy the requirements of Section 422 of the Internal Revenue Code to be considered incentive stock options.

    Number of Shares

If the option accepted for exchange and canceled under this Offer had an exercise price greater than $30 per share and was granted under either our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan, then, subject to adjustment for any stock splits, stock dividends and similar events and to the other terms and conditions of this Offer:

•	if the exercise price per share of the canceled option was greater than $30 but less than $40, we will grant a new option to purchase a number of shares equal to one share for each two unexercised shares subject to the canceled option, rounded up to the nearest whole share;

•	if the exercise price per share of the canceled option was greater than or equal to $40 but less than $50, we will grant a new option to purchase a number of shares equal to two shares for each five unexercised shares subject to the canceled option, rounded up to the nearest whole share;

•	if the exercise price per share of the canceled option was greater than or equal to $50 but less than $60, we will grant a new option to purchase a number of shares equal to one share for each three unexercised shares subject to the canceled option, rounded up to the nearest whole share; and

•	if the exercise price per share of the canceled option was greater than $60 per share, we will grant a new option to purchase a number of shares equal to one share for each four unexercised shares subject to the canceled option, rounded up to the nearest whole share.

The following table can also be used to determine the number of shares that will be subject to the new option for each canceled option that had an exercise price greater than $30 per share and was granted under either our Equity Compensation Plan or our Fiscal 2001 Stock Option Bonus Plan. For each such canceled option, the new option will be an option to purchase a number of shares determined according to the table, rounded up to the nearest whole share:

Current Exercise Priceof Canceled Option	Number of Shares Subject to Canceled Option	Number of Shares Subject to New Option	New Option Shares as % of Canceled Option Shares
$60 or greater	4	1	25%
At least $50 but less than $60	3	1	33 1 / 3%
At least $40 but less than $50	2.5	1	40%
Less than $40 but greater than $30	2	1	50%

If the option accepted for exchange and canceled under this Offer was granted after September 14, 2002 under our 2001 Nonqualified Stock Option Plan, then, subject to adjustment for any stock splits, stock dividends and similar events and to the other terms and conditions of this Offer, we will grant a new option to purchase a number of shares equal to the number of unexercised shares subject to the canceled option.

No fractional shares will be issued. If the total number of shares subject to a new option would include a fraction of a share, the number of shares will be rounded up to the next whole share. For example, if you exchange an option to purchase 1,000 shares at an exercise price of $52 per share, the new option will be for 334 shares and not for 333 and 1/3 shares.

    New Option Grant Date

We will grant the new options on the first business day that is six months and one day after the date on which the options accepted for exchange are canceled, except as described in this paragraph. If granting the new options is then prohibited by law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject, we will grant the new options on the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the cancellation date, our obligation to grant the new options will end. We are not presently aware of any circumstances under which we would be prohibited from granting the new options.

Unless we extend the Offer, we expect to cancel options accepted for exchange on March 15, 2003 and to grant the new options on September 16, 2003.

    Eligibility for New Options

To receive a new option, you must have had one or more options canceled in accordance with this Offer and you must remain an employee of Cree or one of our subsidiaries from the date we cancel options accepted for exchange until the new option grant date. If, for any reason, you do not meet these conditions on the new option grant date, you will not receive any new options or other consideration in exchange for your canceled options. This means that you will not receive a new option or any other compensation for a canceled option if your employment terminates before the new option grant date, whether the termination is voluntary, involuntary, for any reason or no reason, or results from your death or disability.

Your participation in the Offer does not guarantee your employment. Your employment relationship with us or one of our subsidiaries may be terminated at any time by either you or us, with or without cause or notice, subject to the laws applicable to your employment relationship and to any employment agreement you have with Cree or our subsidiaries.

    Exercise Price

The exercise price per share of the new options will be the fair market value per share of our common stock on the new option grant date, as determined by the last sale price of our common stock reported by the Nasdaq National Market on the new option grant date, provided the stock is then listed on the Nasdaq National Market, and otherwise will be the fair market value determined in a manner specified in the Equity Compensation Plan.

    Vesting Schedule

The new options will not vest for six months after the new option grant date. Beginning on the date that is six months after the new option grant date, which we refer to as the “vesting resumption date,” the vesting schedule of each new option will be the same as the corresponding canceled option in percentage terms. This means that, on the vesting resumption date, the new option will be vested to purchase a percentage of the new option shares equal to the percentage of the canceled option shares that would have been vested on that date. After the vesting resumption date, the new option will vest as to any remaining shares on the same dates on which the canceled option would have vested. The new option will vest on each such date with respect to a percentage of the new option shares equal to the percentage of the canceled option shares that would have vested on that date.

    Maximum Term

Each new option, if not sooner exercised or terminated, will expire on the same date that the corresponding canceled option would have expired.

    Other Terms and Conditions

Each new option will be subject to the terms and conditions of the Equity Compensation Plan and the Master Stock Option Award Agreement you previously signed. The number of shares, vesting schedule and expiration date of each new option will be set forth in a written Notice of Grant issued pursuant to and as part of the Master Stock Option Award Agreement. We will send you the Notice of Grant within ten business days after the new option grant date by mailing it to your residence address shown on our records. You must sign the Notice of Grant and return it to Cree’s Stock Plan Administrator before we will permit exercise of the new option. The Notice of Grant, together with the Master Stock Option Award Agreement and the Equity Compensation Plan, will constitute the agreement between you and Cree regarding the terms and conditions applicable to the new option.

    Additional Documents

The provisions of the Equity Compensation Plan and terms and conditions of options granted under the plan are summarized in the applicable prospectus prepared by us and previously distributed to you. You may obtain a copy of this prospectus, the Equity Compensation Plan, the Master Stock Option Award Agreement previously signed by you, and the form of Notice of Grant by contacting Cree’s Stock Plan Administrator at the address given in Section 1. Upon your request we will promptly furnish you copies of these documents at our expense.

Important Note: The statements in this Offer to Exchange concerning the terms and conditions of the new options, the Equity Compensation Plan, the Master Stock Option Agreements and the Notices of Grant are merely summaries and are not complete descriptions of all of the terms and conditions of the new options or the provisions of such documents. The statements are subject to, and are qualified in their entirety by reference to, the Equity Compensation Plan, the Master Stock Option Award Agreements and the Notices of Grant that constitute the agreement between the option holder and Cree regarding the terms and conditions of the new options.

4. Expiration Date.

The expiration date of this Offer is 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003, unless and until we, in our discretion, have extended the period of time during the Offer will remain open, in which event the expiration date refers to the latest time and date on which the Offer, as so extended, expires. See Section 18 of this Offer for a description of our rights to extend, delay, terminate and amend the Offer.

5. Purpose of the Offer.

    Statement of Purpose

We issued the outstanding options eligible for exchange in this Offer under our stock option plans to:

•	motivate our employees to perform at high levels,

•	recognize employee contributions to our success,

•	provide our employees an opportunity to acquire or increase their ownership stake in Cree,

•	incentivize our employees to promote the success of our business,

•	encourage our employees to accept or to continue their employment with us, and

•	align employee and shareholder interests.

We believe this Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of the business. Many of our outstanding options are significantly “underwater,” meaning that they have exercise prices higher than the current and recent market prices of our common stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees. By making this Offer to exchange eligible options for new options that will have an exercise price equal to the fair market value of the shares on the new option grant date, we intend to provide eligible employees the opportunity to obtain new options that over time may have a greater potential to increase in value. We believe this will create better retention and performance incentives for eligible employees and, as a result, help maximize shareholder value.

    Accounting Consequences

We could also accomplish these objectives by repricing existing options, which would enable option holders to immediately receive new options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the canceled option within the shorter of (1) the six-month period immediately prior to the date on which this Offer was made or (2) the period from the date of grant of the canceled option to the date on which this Offer was made, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

We would incur additional compensation expense if any new options were to be granted within the six month and one day waiting period to any option holder whose tendered options were accepted for exchange and canceled and those new options would become variable. In this event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares that were to occur between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised.

We believe that we can accomplish our goals of providing eligible employees the benefit of choosing whether they want to receive new options that over time may have a greater potential to increase in value, without incurring any material current or future compensation expense solely as a result of the transactions contemplated by this Offer because:

•	we are requiring that any option holder who participates in this Offer tender all, and not less than all, of his or her eligible options and we will reject any partial tender of options;

•	we will not grant any new options to participants in this Offer within six months and one day after the date that we accept and cancel the tendered options;

•	the exercise price of all new options will equal the fair market value of the common stock (as determined by the Equity Compensation Plan) on the date we grant the new options; and

•	we will not grant any other options to an option holder who tenders options in this Offer that are canceled in the exchange before the date on which we grant the new options.

    No Future Offers Planned

We do not plan to offer another option exchange program in the future. Our option grants made since May 1, 2001 extend for a maximum term of seven years from the grant date, and our prior option grants were for a maximum term of ten years from the grant date. Although we provide no predictions or assurances about the future price of our stock, we believe the long-term nature of options we grant normally provides sufficient opportunity for employees to realize significant value from the options even though the options may be “underwater” for long periods of time. In deciding to make this Offer, however, we recognized that the market movements of the past few years have been extraordinary and have substantially reduced the incentive value of many of our outstanding options, particularly those granted between January 2000 and February 2001.

    Other Plans and Proposals

Except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, other than (i) our plans, announced January 16, 2003, to appoint a new executive officer responsible for operations to succeed M. Todd Tucker, our current Executive Vice President, Operations, who requested that we seek his replacement so that he could assume a new position at Cree responsible for leading us in implementing new, best practices management and manufacturing techniques, and (ii) our intention to recruit, if necessary, an additional member for our Board of Directors who qualifies as a “financial expert” within the meaning of the regulations of the Securities and Exchange Commission adopted in January 2003;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans or purchases made under our employee stock purchase plan) in an amount that is material to us; or

•	any changes in our articles of incorporation or bylaws or other actions that could impede the acquisition of control of us.

    No Recommendation

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in this Offer, nor have we authorized any person to make any such recommendation. Participation is voluntary. You must make your own decision whether to tender your Options for exchange taking into account your own personal circumstances and preferences. We urge you to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors before making a decision whether to participate in the Offer.

6. Procedures for Electing to Participate.

    Proper Election to Participate

To tender your eligible options for exchange pursuant to this Offer, you must elect to participate in the Offer before the expiration date in accordance with the procedures specified in this Section 6.

To participate in the Offer, you must properly complete and sign the Election Form accompanying this Offer to Exchange and deliver the completed Election Form, either by hand delivery to one of the individuals at the addresses listed below (and on the form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend the Offer:

Durham, NC Site— Building 1	Durham, NC Site— Building 10	Sunnyvale, CA Site	Goleta, CA Site
Laura Munden Human Resources Cree, Inc. 4600 Silicon Drive Building 1 Durham, NC 27703	Tamara Cappelson Stock Plan Administration Cree, Inc. 4600 Silicon Drive Building 10 Durham, NC 27703	Naheed Moon-Sears Human Resources Cree Microwave, Inc. 160 Gibraltar Court Sunnyvale, CA 94089	Susan LeRoy Administration Cree Lighting Company 340 Storke Road Goleta, CA 93117

If we extend this Offer beyond the initial expiration date, you must deliver the completed Election Form before the extended expiration date. We will not accept delivery of any Election Form after the expiration date. If we do not receive from you, in accordance with these procedures, a properly completed and signed Election Form prior to the expiration date, we will not accept your eligible options for exchange and you will not be granted any new options.

    Risk of Nondelivery

The delivery of an Election Forms is at your risk. You should take appropriate steps to ensure your Election Form is timely delivered in accordance with the procedures specified in this Section 6.

    Information on E*TRADE OptionsLink

Each employee can view information regarding his or her outstanding stock options on the Internet at E*TRADE OptionsLink (http://www.optionslink.com). After you submit your election to participate, your options eligible for the Offer will continue to appear in E*TRADE OptionsLink until the cancellation date. If you attempt to exercise any of these options without first withdrawing your election, we will block the transaction, and you will be responsible for any resulting costs or liabilities.

    Other Matters

We will determine, in our discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Offer. Our determination of these matters will be final and binding. We reserve the right to reject any or all elections to participate in the Offer that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange all eligible options for which we timely receive a properly completed and signed Election Form that is not validly withdrawn prior to the expiration date. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election to participate with respect to any particular options or any particular option holder. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. No election to participate in the Offer will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any elections, nor will anyone incur any liability for failure to give any such notice.

    Acceptance of this Offer

Your election to participate in the Offer under the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance for exchange of your eligible options will constitute a binding agreement between you and Cree upon the terms and subject to the terms and conditions of this Offer.

Subject to our rights to extend, delay, terminate and amend the Offer, we currently expect that we will accept for exchange and cancel on March 15, 2003, the day immediately following expiration of the Offer, all eligible options that are properly tendered and not validly withdrawn prior to the expiration of the Offer.

7. Withdrawal Rights.

    Effect of Election to Participate

By electing to participate in the Offer, you are tendering all of your eligible options for exchange pursuant to the Offer. You may change your election and withdraw your options from the Offer only if you comply with the provisions of this Section 7.

    Withdrawal upon Termination of Employment

If your employment with us terminates prior to the expiration of this Offer, your tendered options will automatically be withdrawn. If your tendered options are automatically withdrawn, you may thereafter exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which the options remain exercisable following your termination as provided in the relevant stock option agreement and notice of grant.

    Voluntary Withdrawal

You have the right to change your election and withdraw your options from the Offer at any time before midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003. If we extend the expiration date of this Offer, you have the right to withdraw your options at any time until the extended expiration date of the Offer. In addition, in accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 as amended, if we do not accept your options for exchange on or before April 11, 2003 (the 40th business day from the commencement of the Offer), you may withdraw your eligible options at any time thereafter, beginning at 12:01 a.m. Eastern Time on April 12, 2003 until they are accepted and canceled.

To validly withdraw your options from participation in the Offer after you have submitted an Election Form, you must properly complete and sign the Notice of Withdrawal accompanying this Offer to Exchange and deliver the completed Notice of Withdrawal, either by hand delivery to one of the individuals at the addresses listed in Section 6 (and on the notice form) or by fax to (919) 313-5314 (e-mail is not sufficient), not later than 12:00 midnight Eastern Time (9:00 p.m. Pacific Time) on March 14, 2003 or such later date and time to which we may extend this Offer.

    Risk of Nondelivery

The delivery of a Notice of Withdrawal is at your risk. You should take appropriate steps to ensure your Notice of Withdrawal is timely delivered in accordance with the procedures specified in this Section 7.

    Other Matters

You may not withdraw less than all of your eligible options from participation in the Offer. Once you have withdrawn your tendered options, you may tender those options again only by following the procedures for electing to participate described in Section 6 prior to the expiration date of the Offer. You can obtain another Election Form to make this new election to participate from one of the individuals listed in Section 6.

Neither Cree nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices to withdraw options from participation. Our determination of these matters will be final and binding.

8. Acceptance of Options for Exchange.

    Acceptance of Tendered Options

Upon the terms and conditions of the Offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel all eligible options that are properly tendered and not validly withdrawn before the expiration date.

    Notice of Acceptance

For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give notice to the option holders of our acceptance of such options for exchange. We may give this notice by mail, inter-office memorandum, e-mail or by posting it on the home page of our intranet.

    Cancellation of Tendered Options

If you elect to participate in the Offer, your eligible options will be canceled on the date we accept them for exchange. Unless we extend the Offer, we expect to accept for exchange and thereby cancel all tendered options on March 15, 2003. Upon cancellation of your eligible options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By tendering your eligible options, you agree that the applicable stock option agreements will terminate upon our cancellation of the options.

    No Partial Acceptance

The decision to participate is an all-or-nothing election. We will not accept less than all of your options eligible to participate in the Offer. By electing to participate in the Offer, you are tendering for cancellation and exchange all of your options eligible for exchange under the Offer, including all options granted to you after September 14, 2002 and before the cancellation date (regardless of the exercise price) and including the remaining portion of any eligible option that you have partially exercised.

    Status of Options Not Tendered or Accepted

Eligible options that are not tendered for exchange or that we do not accept for exchange will remain outstanding and retain their current exercise price, vesting schedule and other terms and conditions.

    Eligibility for Additional Option Grants

If we accept for exchange and cancel your eligible options, you will be ineligible until the new option grant date for any additional stock option grants for which you might otherwise have been eligible before the new option grant date. However, you should not expect that, if you do not participate in the Offer, you will be considered for any additional option grants before the new option grant date as a result of your decision not to participate.

We currently do not anticipate making any company-wide option grants before the new option grant date. If you participate in the Offer you may be eligible for a grant in the next Annual Stock Option Program or ASOP if that program is continued without material change and you are otherwise eligible to be considered for a grant under the program. The ASOP refers to the program under which we awarded options, under the Equity Compensation Plan and the 2001 Nonqualified Stock Option Plan, to broad groups of employees in September 2001 and September 2002 based in part on the employees’ contributions during the prior fiscal year. If we continue to award ASOP grants, we expect that the next ASOP grant date will be no earlier than the new option grant date under the Offer. However, the Compensation Committee of the Board of Directors annually reevaluates, typically around the end of the fiscal year, whether to continue authorization for the ASOP grants and, if so, under what guidelines and on what terms. There is no assurance that ASOP grants will be awarded in the future or the amount or terms of any ASOP grants that may be awarded or, if awarded, that you will receive an ASOP grant.

    Promise to Grant Stock Option

For each of your eligible options that is canceled pursuant to the Offer, we will send you a written “Promise to Grant Stock Option” by mailing it within ten business days after the cancellation date to your residence address then shown on our records. The Promise to Grant Stock Option will evidence Cree’s binding commitment to grant to you a new option, subject to and in accordance with the terms of this Offer, provided that you remain an employee of Cree or one of our subsidiaries from the cancellation date until the new option grant date.

To receive a new option, you must have had one or more options canceled in accordance with this Offer and you must remain an employee of Cree or one of our subsidiaries from the date we cancel options accepted for exchange until the new option grant date. If, for any reason, you do not meet these conditions on the new option grant date, you will not receive any new options or other consideration in exchange for your canceled options. This means that you will not receive a new option or any other compensation for a canceled option if your employment terminates before the new option grant date, whether the termination is voluntary, involuntary, for any reason or no reason, or results from your death or disability.

Moreover, even if you elect to participate and we accept your options for cancellation, we will not grant new options to you if we are then prohibited from doing so by applicable law or if granting the new options would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject. If granting the new options is then prohibited by law or would violate the marketplace rules or listing requirements of the Nasdaq Stock Market or any similar rules or requirements to which we are subject, we will grant the new options on the first business day on which we may do so lawfully and in compliance with such rules and requirements. If we cannot grant the new options lawfully and in compliance with such rules and requirements within one year after the cancellation date, our obligation to grant the new options will end. We currently do not anticipate any such prohibitions.

    Information on E*TRADE OptionsLink

If you are granted new options, we anticipate that you will be able to view information regarding your new options in your E*TRADE OptionsLink account within five business days after the new option grant date.

9. Conditions of the Offer.

This Offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible employees electing to participate. However, notwithstanding any other provision of the Offer, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 14, 2003 and prior to the expiration date of this Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or to accept and cancel options tendered to us for exchange:

(1)	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options submitted to us for exchange under the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cree or our subsidiaries;

(2)	the rules or regulations of the Securities and Exchange Commission or the Nasdaq Stock Market require that our shareholders approve the Offer;

(3)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Offer or Cree or any of our subsidiaries, by any court or any authority, agency or tribunal that would or might directly or indirectly:

•	make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options tendered to us for cancellation and exchange or otherwise restrict or prohibit completion of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options tendered for exchange;

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cree or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(4)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that the extension of credit by banks or other lending institutions in the United States;

•	any negative change in the general political, market, economic or financial conditions in the United States or abroad that has or is reasonably likely to have, in our reasonable judgment, a material adverse effect on the business, condition (financial or other), operations or prospects of Cree or our subsidiaries or the trading in the shares of our common stock, which may include any decline in either the Nasdaq National Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the commencement date; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(5)	there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense in connection with the Offer;

(6)	a tender offer or exchange offer for any or all of the shares of our common stock (other than this Offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person;

(7)	one or more of the following has occurred:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the Offer);

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock and such acquisition should be reported on a Schedule 13D; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(8)	any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in an actual or threatened material adverse change in our business or financial condition.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 9 will be final and binding upon all parties.

10. Price Range of Common Stock Underlying the Options.

There is no market for options to purchase our common stock issued under our stock option plans. Our common stock is quoted on the Nasdaq National Market under the symbol CREE. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

	High	Low
Fiscal 2001
Quarter ended March 25, 2001	$40.50	$14.87
Quarter ended June 24, 2001	36.65	12.21
Fiscal 2002
Quarter ended September 23, 2001	27.50	14.09
Quarter ended December 23, 2001	29.73	13.76
Quarter ended March 24 2002	33.32	12.40
Quarter ended June 30, 2002	14.34	10.35
Fiscal 2003
Quarter ended September 29, 2002	17.72	10.87
Quarter ended December 29, 2002	25.42	8.99
Current quarter through February 13, 2003	20.00	15.10

On February 13, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $15.21 per share.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the new options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The new options will not be granted until at least six months and one day after the date options tendered in the Offer are accepted and canceled. The exercise price of the new options will be equal to the fair market value on the new option grant date. The exercise price of the new options may be higher than the exercise price of options that you tender. In addition, our common stock may thereafter trade at prices below the exercise price of the new options. In that event, depending on the exercise price of your canceled options and other factors, your new options may be less valuable than your canceled options.

We recommend that you obtain and evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to participate in this Offer. At the same time, you should consider that the current market price of our common stock may not provide a basis for predicting what the market price of our common stock will be on the new option grant date or at any time in the future.

11. Source and Amount of Consideration; Material Differences; Adjustments Upon Certain Events.

    Consideration

The new options to be issued in exchange for tendered options accepted for exchange and canceled by us will be granted under our Equity Compensation Plan. The type, number of shares subject to the new options, the new option grant date and other terms and conditions applicable to the new options described in Section 3. Options to purchase a maximum of approximately 1,331,748 shares will be granted under the Offer if the maximum number of eligible options are tendered for cancellation.

    Material Differences between the Eligible Options and the New Options

Except for the number of shares, vesting schedule and differences described in this Section 11, the terms and conditions of each new option will not differ materially from the corresponding canceled option.

The new options and the options eligible to be exchanged in this Offer that were granted prior to February 1, 2001 will differ with respect to certain terms applicable in case of an acquisition or other “Change in Control” of Cree, as defined in the Equity Compensation Plan. The new option terms will provide in substance that the option becomes fully vested and exercisable upon a Change in Control, provided the option holder is then employed with Cree or one of our subsidiaries, except that the option will not become exercisable if and to the extent it is cashed out by Cree in accordance with the plan or is assumed by one of the surviving entities of the transaction. Under the terms applicable to eligible options granted prior to February 1, 2001, the option would become fully vested and exercisable, except to the extent cashed out by Cree pursuant to the plan, without regard to whether it was assumed by one of the surviving entities in the transaction.

In addition, the new options and the options eligible for exchange that were granted prior to October 1, 2000 will differ with respect to certain terms that were not part of the pre-October 1, 2000 option terms and that were added in the Master Stock Option Award Agreements first introduced in October 2000. All employees eligible to participate in this Offer have previously signed Master Stock Option Award Agreements. These Master Stock Option Award Agreements apply to eligible options that were granted on or after October 1, 2000 and will also apply to the new options. Eligible options granted prior to October 1, 2000 were granted under individual stock option award agreements and are not subject to the Master Stock Option Award Agreement.

The only substantive difference between the Master Stock Option Award Agreement you signed and the terms applicable to eligible options granted prior October 1, 2000 is the “detrimental activity” clause added by the Master Stock Option Award Agreement. In substance, the “detrimental activity” clause allows the Compensation Committee of the Board of Directors to terminate or otherwise restrict exercise of the unexercised portion of an option and if you engage in conduct defined as “detrimental activity” in the agreement, to rescind certain exercises and require you to pay Cree the amount of any gain realized as a result of the rescinded exercises. Please refer to your Master Stock Option Award Agreement for the definition of “detrimental activity.” To obtain a copy of your Master Stock Option Award Agreement, contact Cree’s Stock Plan Administrator at the address given in the answer to Section 1.

    Adjustments Upon Certain Events

It is possible, though not anticipated, that prior to the grant of new options we might effect or enter into an agreement providing for a merger, consolidation or acquisition. The Promise to Grant Stock Option that we will provide to you after the cancellation of options that you tender for exchange will evidence our binding commitment to grant you a new option, and we intend that any successor to Cree in an acquisition be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option. However, the type of security and the number of shares covered by each new option may be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition. Such new options would have an exercise price equal to the fair market value of the successor’s stock on the new option grant date. As a result of such an adjustment, you may receive options for more or fewer shares of the successor’s stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, subject to the other terms and conditions of this Offer the new option grant date will be the first business day that is six months and one day after the cancellation date. Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition. If you participate in the Offer and a merger, consolidation or acquisition occurs after the expiration date of the Offer but before the new option grant date, you will not be able to exercise your option to purchase our common stock before the effective date of the merger, consolidation or acquisition.

In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue new options under the Offer. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your canceled options.

You should be aware that these types of transactions could significantly affect our stock price, including potentially increasing the price of our shares substantially. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Cree would reflect any appreciation in our stock price resulting from the announcement and could, therefore, exceed the exercise price of your current options. This could result in option holders who do not participate in this Offer receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the successor company, not Cree common stock, while option holders who decide not to participate in this Offer could exercise their options before the effective date of the merger or acquisition and sell their Cree common stock before the effective date.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options in connection with this Offer. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options, nor any other compensation for your canceled options.

12. Information Concerning Cree.

Cree, Inc. was established in 1987 to commercialize semiconductor wafers and devices made from silicon carbide. Today we are the world leader in developing and manufacturing compound semiconductor materials and electronic devices made from silicon carbide and a leading developer and manufacturer of optoelectronic and electronic devices made from gallium nitride and related materials. We also produce RF power transistor components and modules for wireless infrastructure applications using silicon-based LDMOS and bipolar process technologies. The address of our principal executive offices is 4600 Silicon Drive, Durham, North Carolina 27703.

Additional information about Cree is available from the documents described in Section 20. The financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2002 and our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2002 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

The following table summarizes certain of our consolidated financial data.

	Fiscal Year Ended		Six Month Period Ended
	June 30, 2002	June 24, 2001	December 29, 2002	December 24, 2001
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$155,434	$177,227	$105,539	$84,258
Costs of revenues	92,076	89,701	63,293	44,979
Gross profit	63,358	87,526	42,246	39,279
Operating income (loss)	(94,274)	34,436	12,225	(7,069)
Total other income (expense)	(36,140)	15,750	5,179	(8,304)
Net income (loss)	(101,723)	27,843	12,879	(10,915)
Net income (loss) per share, basic	$(1.40)	$0.39	$0.18	$(0.15)
Net income (loss) per share, diluted	$(1.40)	$0.37	$0.17	$(0.15)
Shares used in per share computation, basic	72,718	72,243	72,899	72,705
Shares used in per share computation, diluted	72,718	75,735	74,849	72,705

	As of
	June 30, 2002	June 24, 2001	December 29, 2002	December 24, 2001
Balance Sheet Data:
Cash, cash equivalents and investments	$176,373	$216,173	$177,203	$176,373
Total current assets	173,905	265,916	178,193	173,905
Total long-term assets	330,290	349,207	348,698	330,290
Total current liabilities	22,054	21,738	27,819	22,054
Total long-term liabilities	37	4,288	27	37
Total stockholders’ equity	$482,104	$589,097	$499,045	$482,104
Book value per share, diluted	$6.63	$7.78	$6.67	$6.63

As of February 13, 2003, options to purchase 15,148,943 shares of our common stock were outstanding under our stock option plans and under options that we assumed in an acquisition. Of the total options outstanding, options to purchase approximately 3,479,778 of our shares, constituting approximately 23% of the options outstanding, are eligible to be tendered in the Offer.

13. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

The names of the members of the Board of Directors and executive officers of Cree and their positions and offices as of February 14, 2003 are set forth below:

Name	Position(s)
F. Neal Hunter	Director and Chairman
Charles M. Swoboda	Director, Chief Executive Officer and President
M. Todd Tucker	Executive Vice President, Operations
Cynthia B. Merrell	Chief Financial Officer and Treasurer
John W. Palmour, Ph.D.	Director, Executive Vice President and Director of Advanced Devices
James E. Dykes	Director
Dolph W. von Arx	Director
William J. O’Meara	Director
Robert J. Potter, Ph.D.	Director

The address of each member of the Board of Directors and executive officer is c/o Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.

None of the members of our Board of Directors or executive officers are eligible to participate in the Offer. As of February 14, 2003, our executive officers and directors as a group (9 persons) beneficially owned options to purchase a total of 3,498,200 shares of our common stock under the Equity Compensation Plan. These options represented approximately 30.6% of the shares subject to all options outstanding under the Equity Compensation Plan and approximately 23% of the shares subject to all options outstanding under all of our stock option plans as of that date. None of the members of our Board of Directors or executive officers holds options under the Fiscal 2001 Stock Option Bonus Plan or the 2001 Nonqualified Stock Option Plan.

Except for ordinary course grants of stock options to employees who are not executive officers or directors, there have been no transactions in options to purchase shares of our common stock effected during the sixty (60) days prior to and including February 14, 2003 by us, or to our knowledge, by any of our executive officers or directors.

14. Status of Options We Acquire in the Offer.

If you elect to participate in the Offer, we will cancel all of your eligible options that are accepted for exchange. You will no longer have any rights under the options that we cancel. In addition, once eligible options have been canceled, they cannot be re-granted or otherwise restored. Shares subject to canceled options that were originally granted under the Equity Compensation Plan will be returned to the Equity Compensation Plan and will be available for future option grants under that plan. Shares subject to canceled options that were originally granted under our Fiscal 2001 Stock Option Bonus Plan or our 2001 Nonqualified Stock Option Plan will not be available for future grants under those plans. Both of those plans have been terminated as to future grants.

15. Accounting Treatment.

Option grants with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose in footnotes to our financial statements the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

16. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit material to our business that would be adversely affected by the exchange contemplated by this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options tendered for exchange is subject to conditions, including the conditions described in Section 9.

17. Material Tax Consequences.

The following is a general summary of the material United States federal income tax consequences of the exchange of options under the Offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In particular, this summary does not address state, gift or estate tax consequences.

This discussion is based on the federal Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

We believe that if you exchange your options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other nonqualified option grant to you by Cree. If you do not participate in the Offer, we do not believe that any of the terms of your eligible stock options will change.

Options granted under the Offer will be nonqualified stock options in that they will not satisfy the requirements of Section 422 of the Internal Revenue Code to be considered incentive stock options. The federal income tax treatment for nonqualified stock options is as follows:

•	You will not be required to recognize federal income tax upon the grant of a nonqualified stock option without a readily ascertainable fair market value. You will, in general, be required to recognize ordinary income in the year in which the nonqualified stock option is exercised so long as the underlying stock is not subject to both substantial risk of forfeiture and transferability restrictions. The amount of ordinary income in such cases is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. You will be required to satisfy income and payroll tax withholding requirements applicable to such income, even if you are no longer employed by Cree or one of its subsidiaries on the date of option exercise.

•	Cree will be entitled to a business expense deduction equal to the amount of ordinary income you recognize with respect to the exercised nonqualified stock option. The deduction will, in general, be allowed for the tax year of Cree in which you exercise the option.

•	You must recognize capital gain or loss upon the subsequent sale of the shares acquired by exercise of the nonqualified stock option. The amount of capital gain or loss will be the difference between the sales price you receive for the shares and the sum of the exercise price you paid for the shares, the ordinary income you recognized on those shares and the broker commission, if any, you paid upon the sale. The capital gain will qualify as long term capital gain if you held the shares for more than twelve months after the date of option exercise.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer in your particular circumstances.

18. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 9 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders. In the case of an extension, we must notify you no later than noon Eastern Time (9:00 a.m. Pacific Time) on the next business day after the last previously scheduled or announced expiration date.

We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 9, by giving oral, written or electronic notice of such termination or postponement to the option holders. Our reservation of the right to delay our acceptance and cancellation of tendered options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we return the tendered options promptly after termination or withdrawal of this Offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 9 has occurred or is deemed by us to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than noon Eastern Time (9:00 a.m. Pacific Time) on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Offer except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the expiration date. Except for a change in the ratio by which canceled options are exchanged for new options under the Offer, the amount of time by which we will extend the expiration date following a material change in the term of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Offer for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged options;

•	the number of options eligible to be tendered for exchange in the Offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; or

•	the period in which you may participate in the Offer, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 18.

19. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options under the Offer.

20. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange, the accompanying letter from Charles M. Swoboda dated February 14, 2003, the Election Form and the Notice of Withdrawal, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Offer:

•	the Schedule TO, including its exhibits;

•	our annual report on Form 10-K for the fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on August 19, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2002, filed with the Securities and Exchange Commission on January 31, 2003;

•	the definitive proxy statement for our 2002 annual meeting of shareholders, filed with the Securities and Exchange Commission on September 26, 2002;

•	the description of our common stock included in our registration statement on Form 8-A, as filed with the Securities and Exchange Commission, including any amendments or reports we file for the purpose of updating that description; and

•	all documents subsequently filed by us, during the pendency of the Offer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Offer to Exchange and before the termination of the Offer.

The Securities and Exchange Commission file number for all of these filings is 000-21154. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Stock Plan Administrator using the contact information listed in Section 1.

The information contained in this Offer to Exchange about Cree should be read together with the information contained in the documents to which we have referred you.